Variable Life Insurance Company

LEVEL BENEFIT SURVIVORSHIP FOUR-YEAR TERM RIDER

ADDITIONAL INSURANCE FOR A TERM PERIOD AND PAYABLE IF THE INSURED’S

DEATH OCCURS DURING THE PERIOD

We agree, subject to the terms and conditions of this Rider and the policy, to pay the Term Insurance Amount to the Beneficiary if the Insured dies: (a) during the Term Period; and (b) while the policy is in full force. The Term Insurance Amount is shown in section 1 of the policy. We will pay on receipt at our Home Office of due proof of the Insured’s death.

CONSIDERATION FOR RIDER

This Rider is made a part of the policy to which it is attached, in consideration of: the application, a copy of which is attached to and made a part of the policy.

WAIVER OF PREMIUMS

When premiums are waived on the policy in accordance with a disability benefit rider, we will waive premiums for this Rider.

GENERAL

“Term Period” means the 4 year period beginning on the Date of Issue and ending on the last day of the fourth policy year.

“In full force,” as applied to this Rider, means it has not lapsed or been terminated.

The premium rate for Four-Year Term Insurance purchased under this Rider is shown in Section 1.

An amount payable on this Rider shall not affect, nor be affected by, any other amount payable on the policy or any other rider included with the policy.

This Rider may not be renewed, is not eligible for dividends and is not convertible.

DISCONTINUANCE UPON REQUEST

This Rider may be discontinued as of the due date of any premium for this Rider on receipt of written notice of discontinuance and presentation to us at our Home Office of the policy for adjustment. Such receipt and presentation must occur before the due date of the premium, if any.

TERMINATION

This Rider will terminate on the earliest of:

(a)	The lapse, exchange, or termination of the policy; or

(b)	The payment or application of the surrender value of the policy; or

(c)	The date this Rider is discontinued on request; or

(d)	The last day of the 4th policy year; or

(e)	The date it is determined the Account Value is insufficient to pay the charges for this Rider; or

(f)	The Surviving Insured’s death.

Signed for the Company at Boston, Massachusetts.

Secretary

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